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                   DISTRIBUTION AND SHAREHOLDER SERVICING PLAN
                             PURSUANT TO RULE 12b-1
                          JULIUS BAER MULTISTOCK FUNDS
                 JULIUS BAER SWISS STOCK FUND -- Class B Shares


     This Plan of Distribution and Shareholder Servicing (the "Plan") adopted as of ________________, 2001 by Julius Baer Multistock Funds, a Massachusetts business trust (the "Trust"), on behalf of the class B shares of its separately designated series, Julius Baer Swiss Stock Fund (the "Fund").

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company;

     WHEREAS, the Fund is a separately designated investment series of the Trust with its own investment objective, policies and purposes offering three separate classes of shares of common stock, par value $_____ per share, of the Trust (the "Shares");

     WHEREAS, the Trust has entered into a Distribution Agreement with BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services (the "Distributor"), pursuant to which the Distributor acts as the distributor and representative of the Trust in the offer and sale of the Shares to the public;

     WHEREAS, the Trust desires to adopt this Distribution and Shareholder Servicing Plan (the "Plan") pursuant to Rule 12b-1 under the 1940 Act, pursuant to which the Fund will pay a distribution and shareholder servicing fee to the Distributor with respect to the class B shares of the Fund; and

     WHEREAS, the Board of Trustees of the Trust (the "Trustees") as a whole and the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Independent Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its class B shareholders, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto.

     NOW THEREFORE, the Trust on behalf of the Fund hereby adopts this Plan on the following terms:


     1. Shareholder Servicing Activities. The Fund will pay the Distributor, or
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at its direction, as compensation for providing, or arranging for the provision of, shareholder services in respect of the class B Shares of the Fund, a monthly service fee (the "Service Fee") at the annual rate of 0.25 of 1% of the average daily net assets of the Fund attributable to the class B Shares, as determined at the close of each business day during the month. The Distributor may pay all or any
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portion of the Service Fee to securities dealers or other intermediaries as service fees pursuant to agreements with such intermediaries for providing personal services to investors in shares of the Fund and/or the maintenance of shareholder accounts, or may use all or any portion of the Service Fee to pay for expenses of the Distributor (including overhead expenses) incurred in connection with the provision of personal services provided to investors in shares of the Fund and/or the maintenance of shareholder accounts, including without limitation, expenses of personnel and communications equipment used in servicing shareholder accounts. If, in lieu of allowing a portion of the Service Fee relating to a particular class B Share to an intermediary, the Distributor pays such intermediary a lump sum at the time of the closing of the sale of such class B Share in consideration of such intermediary's commitment to render shareholder services in respect of such class B Share for the first twelve months following the issuance thereof, then the portion of the Service Fee (the "Earned Service Fee") allocable to such class B Share which accrues during such twelve month period shall be deemed to have been fully earned by the Distributor on the date the Distributor makes the payment to such intermediary, and the Distributor's entitlement to its Allocable Portion of such Earned Service Fee shall be identical in all respects to its entitlement to its Allocable Portion of the Distribution Fee hereof and shall be assignable as contemplated thereby. All payments of Service Fees under this Plan are intended to qualify as "service fees" within the meaning of the Conduct Rules of the National Association of Securities Dealers, Inc. (`NASD"), as in effect from time to time.

     2. Distribution Activities. In addition to the Service Fee, the Fund will
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pay to the Distributor, or at its direction, as compensation for acting as principal distributor in respect of the class B shares of the Fund and as reimbursement of the distribution expenditures incurred in connection therewith, including those listed below, its Allocable Portion of a fee (the "Distribution Fee") computed at the annual rate of 0.75 of 1% of the average daily net assets of the Fund attributable to the class B Shares. Such expenditures may consist of: (i) commissions to sales personnel for selling shares of the Fund (including interest and other financing costs); (ii) compensation, sales incentives and payments to sales, marketing and service personnel; (iii) payments to broker-dealers and other financial institutions which have entered into agreements with the Distributor for distribution services rendered in connection with the sale and distribution of shares of the Fund; (iv) payment of expenses incurred in sales and promotional activities, including advertising expenditures related to each class of shares of the Fund; (v) the costs of preparing and distributing promotional materials; (vi) the cost of printing the Fund's Prospectus and Statement of Additional Information for distribution to potential investors; and (vii) such other similar services that the Board of Trustees of the Trust determines are reasonably calculated to result in sales of shares of the Fund. Any payment of Distribution Fees under this Plan is intended to constitute an "asset-based sales charge" within the meaning of the Conduct Rules of the NASD.

     3. Payments to Other Parties. The Fund hereby authorizes the Distributor to
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enter into agreements with broker-dealers to provide compensation to such broker-dealers for activities and services of the type referred to in Sections 1 and 2 hereof. The Distributor may reallocate all or a portion of its distribution and shareholder servicing fee to such broker-dealers as compensation for the above-mentioned activities and services. Such agreements shall provide that the broker-dealers

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shall deliver to the Distributor such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in
Section 5 hereof.

     4. Related Agreements. All agreements with any person relating to
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implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

          (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the class B shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

          (b) that such agreement shall terminate automatically in the event of its assignment.

     5. Quarterly Reports. An appropriate officer of the Trust shall provide to
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the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan with respect to the class B shares of the Fund and any related agreement and the purposes for which such expenditures were made. The Distributor will provide to the Trustees such additional information as the Trustees shall from time to time reasonably request, including information about distribution activities undertaken or to be undertaken by the Distributor.

     6. Term and Termination. (a) This Plan shall become effective as of the
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date hereof, and, unless terminated as herein provided, shall continue from year to year thereafter, so long as such continuance is specifically approved at least annually by votes, cast in person at a meeting called for the purpose of voting on such approval, of a majority of both the (i) Trustees of the Trust and
(ii) the Independent Trustees.


          (b) This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the class B shares of the Fund.


     7. Amendments. This Plan may not be amended to increase materially the
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maximum expenditures permitted by Sections 1 and 2 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the class B shares of the Fund, and no material amendment to this Plan shall be made unless approved in the manner provided for the annual renewal of this Plan in Section 6(a) hereof.

     8. Recordkeeping. The Trust shall preserve copies of this Plan and any
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related agreements and all reports made pursuant to Section 5 hereof for a period of not less than six years from the date of effectiveness of this Plan, such agreements or such reports, as the case may be, and for the first two years in an easily accessible place.

     9. Definition of Certain Terms. For purposes of this Plan, the terms
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"assignment," "interested person," "majority of the outstanding voting securities," and "principal underwriter" shall

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have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted to either the Trust or the principal underwriter of the Shares by the Securities and Exchange Commission, or its staff under the 1940 Act.

     10. Limitation of Liability. Pursuant to the provisions of the Master Trust
         -----------------------
Agreement or other organizational documents, any obligation assumed by class B pursuant to this Plan and any agreement related to the Plan shall be limited in all cases to class B and its assets and shall not constitute an obligation of any shareholder of the Trust, or of any other class of the Fund, series of the Trust, or class of such series, or of any Trustees or any of the Trust's officers, employees, or agents, whether past, present or future.

     11. Scope of Plan. This Plan has been adopted pursuant to Rule 12b-1 under the 1940 Act and is designed to comply with all applicable requirements imposed under such Act. To the extent that any or all of the distribution fees may be deemed to have financed any activity which is primarily intended to result in the sale of the Trust's shares (within the meaning of Rule 12b-1), all those distribution fees paid by the Trust shall be deemed to be made under this Plan and pursuant to clause (b) of such Rule.

     12. Severability. If any provision of this Plan shall be held or made
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invalid by a court decision, statute, rule, or otherwise, the remainder of the
Plan shall not be affected thereby.

     IN WITNESS WHEREOF, the Trust has caused this Plan to be executed as of the day and year first written above.


                                           JULIUS BAER MULTISTOCK FUNDS



                                           By:
                                               ---------------------------------
--------------------
                                           Title:
                                               ---------------------------------


Accepted By:


BISYS FUND SERVICES LIMITED PARTNERSHIP D/B/A BISYS FUND SERVICES


By:
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Title:
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